Exhibit 12


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                                [FORM OF OPINION]



                                ___________, 1998



Robertson Stephens Global Low-Priced Stock Fund
Robertson Stephens Partners Fund
Robertson Stephens Investment Trust
555 California Street
San Francisco, CA 94104

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of May 21, 1998, between the Robertson Stephens Partners Fund ("Acquiring Fund"), a series of Robertson Stephens Investment Trust (the "Trust"), a Massachusetts business trust, and the Robertson Stephens Global Low-Priced Stock Fund ("Target Fund"), another series of the Trust. The Agreement describes a proposed transaction (the "Transaction") to occur on July 8 (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is registered under the 1940 Act as an open-end non-diversified management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have represented to us the following facts, occurrences and information upon which you have indicated we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above):



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Robertson Stephens Investment Trust
Robertson Stephens Global Low-Priced Stock Fund
Robertson Stephens Partners Fund                          ________, 1998




         1. Target Fund will transfer to Acquiring Fund all of its assets, and Acquiring Fund will assume all of the liabilities of Target Fund, as of the Exchange Date.

         2. The fair market value of the Acquiring Fund Shares received by each Target Fund shareholder will be approximately equal to the fair market value of the Target Fund shares surrendered in exchange therefor. Target Fund shareholders will receive no consideration other than Acquiring Fund Shares (which may include fractional shares) in exchange for their shares of beneficial interest in Target Fund (the "Target Fund Shares").

         3. None of the compensation received by any shareholder-employees of Target Fund, if any, will be separate consideration for, or allocable to, any of their Target Fund Shares; none of the Acquiring Fund Shares received by any Target Fund shareholder-employees will be separate consideration for, or allocable to, any employment; and the compensation paid to any Acquiring Fund or Target Fund shareholder-employees, if any, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         4. There is no plan or intention by any Target Fund shareholder who owns 5% or more of the total outstanding Target Fund Shares, and to the best of the knowledge of the management of Target Fund, there is no plan or intention on the part of the remaining Target Fund shareholders to sell, exchange, or otherwise dispose of a number of Acquiring Fund Shares received in the Transaction that would reduce Target Fund shareholders' ownership of Acquiring Fund Shares to a number of Acquiring Fund Shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding Target Fund Shares as of the same date. For purposes of this representation, Acquiring Fund Shares or Target Fund Shares surrendered by Target Fund shareholders in redemption or otherwise disposed of, where such dispositions, if any, appear to be initiated by Target Fund shareholders in connection with or as a result of the Agreement or the Transaction, will be treated as outstanding Target Fund Shares on the date of the Transaction.

         5. Acquiring Fund has no plan or intention to reacquire any of the Acquiring Fund Shares issued in the Transaction, except for Acquiring Fund Shares reacquired in the ordinary course of its business as an open-end investment company.



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Robertson Stephens Investment Trust
Robertson Stephens Global Low-Priced Stock Fund
Robertson Stephens Partners Fund                          ________, 1998








         6. Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Transaction. For purposes of this representation, (a) amounts paid by Target Fund, out of the assets of Target Fund, to Target Fund shareholders in redemption of Target Fund Shares, where such redemptions, if any, appear to be initiated by Target Fund shareholders in connection with or as a result of the Agreement or the Transaction, (b) amounts used by Target Fund to pay expenses of the Transaction, and (c) amounts used to effect all redemptions and distributions (except for regular, normal dividends declared and paid in order to ensure Target Fund's continued qualification as a regulated investment company and to avoid fund-level income tax and excise tax (including for this purpose any dividends referred to in representation 12 herein)) made by Target Fund immediately preceding the transfer will be included as assets of Target Fund held immediately prior to the Transaction. Further, to the best of the knowledge of the managements of each of Acquiring Fund and Target Fund, this representation will remain true even if the amounts, if any, that Acquiring Fund pays after the Transaction to Acquiring Fund shareholders who are former Target Fund shareholders in redemption of Acquiring Fund Shares received in exchange for Target Fund Shares, where such redemptions, if any, appear to be initiated by such shareholders in connection with or as a result of the Agreement or the Transaction, are considered to be assets of Target Fund that were not transferred to Acquiring Fund.

         7. The fair market value of the assets transferred to Acquiring Fund by Target Fund will equal or exceed the sum of the liabilities to be assumed by Acquiring Fund.

         8. Following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks long-term growth by investing in, among other things, foreign and domestic common stocks, preferred stocks, warrants and debt securities.

         9. The liabilities of Target Fund to be assumed by Acquiring Fund were incurred by Target Fund in the ordinary course of its business and are associated with the assets transferred to Acquiring Fund. For purposes of this paragraph, expenses of the Transaction are not treated as liabilities.

         10. The Transaction will offer shareholders of Target Fund an opportunity to pursue a substantially similar investment program in a larger fund with potentially reduced operating expenses.

         11. The costs, including all fees and expenses, incurred directly in connection with the Transaction will be borne by Acquiring Fund and Target Fund in the same proportions as their respective net asset values bear to each other. The Target Fund and the Acquiring Fund agree to pay the expenses preliminarily allocated to them. All such fees and expenses incurred by either of Acquiring Fund and Target Fund shall be solely and directly related to the Transaction and shall be paid directly by Acquiring Fund or Target Fund, as the case may be, to the relevant providers of services or other payees, in accordance with the principles set forth in Rev. Rul. 73-54, 1973-1 C.B. 187.

         Target Fund shareholders will pay their respective expenses, if any, incurred in connection with the Transaction.

         12. For federal income tax purposes, Target Fund qualifies as a regulated investment company, and the provisions of Sections 851 through 855 of the Code apply to Target Fund for its current taxable year beginning January 1, 1998 and will continue to apply to it through the Exchange Date.

         In that regard, Target Fund will declare to Target Fund shareholders of record on or prior to the Exchange Date a dividend or dividends which together with all such previous dividends shall have the effect of distributing (a) all of the excess of (i) Target Fund's investment income excludable from gross income under Section 103(a) of the Code over (ii) Target Fund's deductions disallowed under Sections 265 and 171(a)(2) of the Code, (b) all of Target Fund's investment company taxable income (see Code Section 852) (computed in each case without regard to any deduction for dividends paid) and (c) all of Target Fund's net realized capital gain (after reduction for any capital loss carryover) in each case for both the taxable year ending December 31, 1997 and the short taxable year beginning on January 1, 1998 and ending on the Exchange Date. Such dividends will be made to ensure continued qualification of Target Fund as a regulated investment company for tax purposes and to eliminate fund-level tax.



Robertson Stephens Investment Trust
Robertson Stephens Global Low-Priced Stock Fund
Robertson Stephens Partners Fund                          ________, 1998




         13. For federal income tax purposes, Acquiring Fund qualifies as a regulated investment company, and the provisions of Sections 851 through 855 of the Code apply to Acquiring Fund for its current taxable year beginning January 1, 1998 and will continue to apply to it through the Exchange Date.

         14. Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any Target Fund Shares.

         15. There is no intercorporate indebtedness existing between Target Fund and Acquiring Fund.

         16. Target Fund will distribute the Acquiring Fund Shares it receives in the Transaction to its shareholders as provided in the Agreement.

         17. Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes it is more likely than not that:

     (i) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

    (ii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

   (iii) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

    (iv) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

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Robertson Stephens Investment Trust
Robertson Stephens Global Low-Priced Stock Fund
Robertson Stephens Partners Fund                          ________, 1998




     (v) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

    (vi) The basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the basis of his or her Target Fund Shares exchanged therefor; and

   (vii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets.

                                Very truly yours,



                                                     Ropes & Gray